FORM 3             U.S. Securities and Exchange Commission
                          Washington, D.C.  20549

                       INITIAL STATEMENT OF BENEFICIAL
                           OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person:

    Fowler            Donald               Eugene
    -----------------------------------------------
    (Last)            (First)              (Middle)

    3236 Longfellow Court
    -----------------------------------------------
    (Street)

    Wichita         Kansas                  67226
    -----------------------------------------------
    (City)          (State)                 (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year):  01/01/97

3.  IRS or Social Security Number of Reporting Person (Voluntary):

    ###-##-####

4.  Issuer Name and Ticker or Trading Symbol:

    Stoico Restaurant Group, Inc. (SRGI)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

    ____  Director                 ____  10% Owner
     X    Officer (give            ____  Other (specify
                   title below)                  below)

    Vice President Real Estate & Construction
    -------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year):

7.  Individual or Joint/Group Filing (Check applicable line):

      X   Form filed by One Reporting Person
    ____  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security(Instruction 4):

2.  Amount of Securities Beneficially Owned (Instruction 4):

3.  Ownership Form:   Direct (D) or Indirect (I)(Instruction 5):

4.  Nature of Indirect Beneficial Ownership (Instruction 5):

Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                    (Over)

                            (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instruction 4):

   Common Stock - Option to Purchase

2. Date Exercisable and Expiration Date (Month/Day/Year):

   Date Exercisable:  06/06/96
   Expiration Date:   06/06/99

3. Title and Amount of Securities Underlying Derivative Security (Instruction
   4):

   Title:  Common Stock
   Amount or Number of Shares:  10,188

4.  Conversion or Exercise Price of Derivative Security:   $1.60

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instruction 5):

    D

6. Nature of Indirect Beneficial Ownership (Instruction 5):


Explanation of Responses:









                              /s/  Donald E. Fowler           01/28/97
                              ------------------------------------------
                              **Signature of Reporting Person     Date

Note:  File three copies of this Form, one of which must be manually signed.

       If space provided is insufficient, see Instruction 6 for procedure.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).